Exhibit 10.1

ADAPTHEALTH CORP.

October 26, 2023

ELECTRONIC DELIVERY

Richard Barasch

Re: Second Extension of Transition Date

Dear Richard,

Reference is made to that certain letter agreement by and between you and AdaptHealth Corp. (the “Company”), dated as of June 26, 2023 (the “Letter Agreement”), as amended by that certain letter agreement by and between you and the Company, dated as of August 29, 2023. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

This letter is intended to confirm our mutual agreement with respect to your continued services as the Interim CEO from and after November 1, 2023. By signing below, the parties hereto acknowledge and agree that:

•	From and after the date hereof, the term “Transition Date” as used in the Letter Agreement shall refer to December 31, 2023 or such earlier date as determined by the Board;

•	100% of the Extension RSUs will vest on October 31, 2023 subject to your continuous employment through such date;

•	From and after the date hereof, the “Transition Period” as used in the Letter Agreement will commence on the Transition Date and continue through December 31, 2023 or such earlier date as your service on the Board terminates for any reason (it being understood that there may be no such Transition Period as a result of the extension of the Transition Date contemplated hereunder); and

•	Promptly following the date hereof, you will be granted restricted stock units (the “Second Extension RSUs”) covering a number of shares of the Company’s common stock with a value on the date of grant of $175,000 (determined using the twenty (20)-trading day volume weighted average price as of the date immediately prior to the date of grant (consistent with the Company’s historic practices)) pursuant to the Equity Plan. The Second Extension RSUs will be subject to the terms and conditions of an award agreement in a form reasonably acceptable to the Company’s Compensation Committee and provided to you on or prior to the date of grant and will vest on the Transition Date subject to your continuous employment through such date.

This letter shall be construed as an amendment to the Letter Agreement and shall, from and after the date hereof, be a part of the Letter Agreement. Except as amended by this letter, the Letter Agreement remains in full force and effect in accordance with its terms.

Please execute a copy of this letter and return it to me at your earliest convenience to confirm that this letter accurately reflects our mutual agreement with respect to your continued services as the Interim CEO from and after November 1, 2023.

Sincerely,

ADAPTHEALTH CORP.

/s/ Jason Clemens
Name:	Jason Clemens
Title:	Chief Financial Officer

Acknowledged and agreed to by:

/s/ Richard Barasch
RICHARD BARASCH